                                                                    EXHIBIT 11.1


                          WEINGARTEN REALTY INVESTORS
                    COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  1994     1993     1992
                                                                 -------  -------  -------

SIMPLE EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding....................   26,190   24,211   17,503
                                                                 =======  =======  =======
    Simple Earnings Per Share..................................  $  1.67  $  1.50  $  1.15
                                                                 =======  =======  =======
PRIMARY EARNINGS PER SHARE (Note A):
 Weighted Average Common Shares Outstanding....................   26,190   24,211   17,503
 Shares Issuable from Assumed Conversion of Common
   Share Options Granted and Outstanding.......................       55       77       50
                                                                 -------  -------  -------
 Weighted Average Common Shares Outstanding, as Adjusted.......   26,245   24,288   17,553
                                                                 =======  =======  =======
    Primary Earnings Per Share.................................  $  1.67  $  1.49  $  1.14
                                                                 =======  =======  =======
FULLY DILUTED EARNINGS PER SHARE
 (Note A - 1994) (Note B - 1993):
 Weighted Average Common Shares Outstanding....................   26,190   24,211   17,503
 Shares Issuable from Assumed Conversion of :
   Common Share Options Granted and Outstanding................       55       77       73
   Convertible Debentures......................................             1,153    3,961
                                                                 -------  -------  -------
 Weighted Average Common Shares Outstanding, as Adjusted.......   26,245   25,441   21,537
                                                                 =======  =======  =======
    Fully Diluted Earnings Per Share...........................  $  1.67  $  1.55  $  1.40
                                                                 =======  =======  =======
EARNINGS FOR SIMPLE, PRIMARY AND
 FULLY DILUTED COMPUTATION:
 Earnings (Simple and Primary Earnings Per Share Computation)..  $43,788  $36,249  $20,081
 Interest on Convertible Debentures............................             3,120   10,131
                                                                 -------  -------  -------
    Earnings (Fully Diluted Earnings Per Share Computation)....  $43,788  $39,369  $30,212
                                                                 =======  =======  =======

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Note A:  This calculation is submitted in accordance with Regulation S-K item
         601 (b)(11) although not required by footnote 2 to paragraph 14 of APB
         Opinion No. 15 because it results in dilution of less than 3%.

Note B:  This calculation is submitted in accordance with Regulation S-K item
         601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No.
         15 because it produces an anti-dilutive result.